EXHIBIT 1.1 ENGAGEMENT LETTERS BETWEEN WEST ESSEX BANK, F.S.B. AND SANDLER O'NEILL & PARTNERS, L.P.

         [LETTERHEAD OF SANDLER O'NEILL & PARNTERS, L.P. APPEARS HERE]


                                                              Sandler O'Neill

April 2, 1998


Mr. Leopold W. Montanaro
President and Chief Executive Officer
West Essex Bank, F.S.B.
417 Bloomfield Avenue
Caldwell, New Jersey  07006


Dear Mr. Montanaro:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to West Essex Bank, F.S.B. (the "Bank") in connection with the Bank's proposed reorganization into mutual holding company form (the "Reorganization"), including the offer and sale of certain shares of the common stock (the "Common Stock") of the Bank (or a middle-tier stock holding company) to the Bank's depositors in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the common stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES
-----------------

     Sandler O'Neill will act as a consultant and advisor to the Bank and will work with the Bank's management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the Common Stock, particularly with regard to aspects of the appraisal involving the methodology employed;

West Essex Bank, F.S.B.
April 2, 1998
Page 2                                                         Sandler O'Neill


     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and its counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.


SYNDICATED COMMUNITY OFFERING
-----------------------------

     If any shares of the Common Stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 7% of the Aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock.


FEES
----

     If the Reorganization is consummated, the Bank agrees to pay Sandler O'Neill for its

West Essex Bank, F.S.B.
April 2, 1998
Page 3                                                         Sandler O'Neill



services hereunder the fees set forth below:

     1. a fee of one and one half (1.5%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Bank (or any holding company of the Bank) established for the benefit of the Bank's directors, officers and employees, (ii) any foundation established for the benefit or any affiliate thereof; and (iii) any director, officer or employee of the Bank or members of their immediate families; and

     2. with respect to any shares of the Common Stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one and one half percent (1.5%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of one and one half (1.5%) of the Actual Purchase Price of such shares.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder; however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder as set forth under the caption "Costs and Expenses" set forth below; provided, however,
                                                              --------  -------
that if Sandler O'Neill terminates its engagement hereunder without cause, Sandler O'Neill shall not be entitled to reimbursement of any such out-of-pocket expenses.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Reorganization, or upon the termination of Sandler O'Neill's engagement hereunder or termination of the Reorganization, as the case may be. In recognition of the long lead times involved in the reorganization process, the Bank agrees to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder, with any remaining balance to be refunded to the Bank.

West Essex Bank, F.S.B.
April 2, 1998
Page 4                                                         Sandler O'Neill

COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses, up to a maximum aggregate amount of $60,000 (including expenses reimbursed pursuant to the terms of a separate engagement letter between the Bank and Sandler O'Neill dated the date hereof relating to the provision of conversion agent services in connection with the Reorganization); provided, however, that Sandler O'Neill shall document such
                 --------  -------
expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

     As is customary, the Bank will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's counsel, accountants, conversion agent and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Reorganization is consummated; provided, however, that Sandler O'Neill shall
                                   --------  -------
not incur any substantial expenses on behalf of the Bank pursuant to this paragraph without the prior approval of the Bank.


DUE DILIGENCE REVIEW
--------------------

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank, its respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's management the financial condition, business and operations of the Bank. The Bank acknowledges that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and its directors, trustees, officers, employees, agents, independent accountants and counsel.

West Essex Bank, F.S.B.
April 2, 1998
Page 5                                                         Sandler O'Neill

BLUE SKY MATTERS
----------------

     The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.


CONFIDENTIALITY
---------------

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Reorganization is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill upon due inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION
---------------

     Since Sandler O'Neill will be acting on behalf of the Bank (and any holding companies created as part of the Reorganization) in connection with the Reorganization, and the offerings, the holding companies and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act") or Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom ("Indemnified Expenses"), whether or not such Indemnified

West Essex Bank, F.S.B.
April 2, 1998
Page 6                                                        Sandler O'Neill



Party is a party; provided, however, that the Bank and the holding companies
                  --------  -------
will not be liable in any such case (and shall be entitled to reimbursement of all Indemnified Expenses previously advanced by the Bank or the holding companies to an Indemnified Party) to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the holding companies agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization and offerings bears to that of Sandler O'Neill.

     Sandler O'Neill agrees to indemnify and hold harmless the Bank, the holding companies and their respective directors, each of their officers who signed the Registration Statement, and each person, if any, who controls the Bank or the holding companies within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense, as incurred, but only to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein.


DEFINITIVE AGREEMENT
--------------------

     Sandler O'Neill and the Bank agree that (a) except as set forth in clause
(b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the holding companies and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content

West Essex Bank, F.S.B.
April 2, 1998
Page 7                                                           Sandler O'Neill


satisfactory to Sandler O'Neill, the Bank and the holding companies and their respective counsel and shall contain standard indemnification provisions consistent herewith.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel in their reasonable judgment, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 1998.


     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                              Very truly yours,

                              Sandler O'Neill & Partners, L.P.
                              By: Sandler O'Neill & Partners Corp.,
                                  the sole general partner


                              By: /s/ Catherine A. Lawton
                                 -----------------------------------
                                    Catherine A. Lawton
                                    Vice President

Accepted and agreed to as of
the date first above written:

West Essex Bank, F.S.B.


By: /s/ Leopold W. Montanaro
   ---------------------------------------
     Mr. Leopold W. Montanaro
     President and Chief Executive Officer


cc:  Mr. Douglas P. Faucette, Esq.
     Muldoon, Murphy & Faucette

         [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P. APPEARS HERE]
                                                                 Sandler O'Neill


April 2, 1998



Mr. Leopold W. Montanaro
President and Chief Executive Officer
West Essex Bank, F.S.B.
417 Bloomfield Avenue
Caldwell, New Jersey  07006


Dear Mr. Montanaro:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as conversion agent to West Essex Bank, F.S.B. (the "Bank") in connection with the Bank's proposed Reorganization into mutual holding company form (the "Conversion"). This letter is to confirm the terms and conditions of our engagement.


SERVICES AND FEES
-----------------

     In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

     I.   Consolidation of Accounts and Development of a Central File

     II.  Preparation of Proxy, Order and/or Request Forms

     III. Organization and Supervision of the Conversion Center

     IV.  Proxy Solicitation and Special Meeting Services

     V.   Subscription Services

Each of these services is further described in Appendix A to this agreement.

     For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $15,000. This fee is based upon a total number of unconsolidated accounts of approximately 25,000. No change in fees will occur as long as the variance in the number of accounts does not exceed 5%. In the event the actual number of accounts exceeds the number specified above by more than 5%, the fee will be proportionately increased.

Mr. Leopold W. Montanaro
April 2, 1998
Page 2
                                                                 Sandler O'Neill


     The fee set forth above is based upon the requirements of current regulations and the Plan of Reorganization as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Reorganization or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

     All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Reorganization.


COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder, the Bank agrees to reimburse Sandler O'Neill, upon completion of the Reorganization or termination of Sandler O'Neill's engagement hereunder, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Reorganization is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses, up to a maximum aggregate amount of $60,000 (including expenses reimbursed pursuant to the terms of a separate engagement letter between the Bank and Sandler O'Neill dated the date hereof relating to the provision of financial advisory services in connection with the Reorganization); provided, however, that Sandler O'Neill shall document such
                 --------  -------
expenses to the reasonable satisfaction of the Bank and provided further that if
                                                    --- -------- -------
Sandler O'Neill terminates its engagement hereunder without cause, Sandler O'Neill shall not be entitled to reimbursement of any such out-of-pocket expenses. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.


RELIANCE ON INFORMATION PROVIDED
--------------------------------

     The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having

Mr. Leopold W. Montanaro
April 2, 1998
Page 3
                                                                 Sandler O'Neill

independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan which require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.


LIMITATIONS
-----------

     Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own bad faith, willful misconduct or negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.


INDEMNIFICATION
---------------

     The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable

Mr. Leopold W. Montanaro
April 2, 1998
Page 4
                                                                 Sandler O'Neill

counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom ("Indemnified Expenses"), whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision (and shall be entitled to reimbursement of all Indemnified Expenses previously advanced by the Bank or the holding companies to an Indemnified Party) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O'Neill's bad faith, willful misconduct or negligence.


MISCELLANEOUS
-------------

     The following addresses shall be sufficient for written notices to each other:

        If to you:  West Essex Bank, F.S.B.
                    417 Bloomfield Avenue
                    Caldwell, New Jersey  07006

                    Attention:  Mr. Leopold W. Montanaro


        If to us:   Sandler O'Neill & Partners, L.P.
                    747 Middle Neck Road
                    Great Neck, New York  11024

                    Attention:  Mr. Mark B. Cohen


     The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Mr. Leopold W. Montanaro
April 2, 1998
Page 5
                                                                 Sandler O'Neill


     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                    Very truly yours,

                                    Sandler O'Neill & Partners, L.P.
                                    By:  Sandler O'Neill & Partners Corp.,
                                          the sole general partner



                                    By: /s/ Catherine A. Lawton
                                       --------------------------------
                                         Catherine A. Lawton
                                         Vice President


Accepted and agreed to as of
the date first above written:

West Essex Bank, F.S.B.



By: /s/ Leopold W. Montanaro
    -------------------------------------
    Leopold W. Montanaro
    President and Chief Executive Officer



cc:  Mr. Douglas P. Faucette, Esq.
     Muldoon, Murphy & Faucette

                                                                 Sandler O'Neill

                                  APPENDIX A
                                  ----------

                     OUTLINE OF CONVERSION AGENT SERVICES
                     ------------------------------------

I.   Consolidation of Accounts

     1. Consolidate files in accordance with regulatory guidelines.
     2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
     3. Our EDP format will be provided to your data processing people.

II.  Proxy/Order Form/Request Card Preparation

     1. Vote calculation.
     2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.
     3. Target group identification for proxy solicitation.

III. Organization and Supervision of Conversion Center

     1. Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
     2. Assist in the training of all Bank personnel who will be staffing the conversion center.
     3. Establish reporting procedures.
     4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.  Special Meeting Services *

     1. Direct proxy solicitation if independent solicitor not used.
     2. Proxy and ballot tabulation.
     3. Act as or support inspector of election.
     4. Delete voting record date accounts closed prior to special meeting.
     5. Produce final report of vote.

     * To the extent independent third parties are required by any regulatory agency to perform such services, it is understood and agreed that Sandler O'Neill will subcontract for such services and that the Bank will reimburse Sandler O'Neill for such reasonable fees and expenses incurred as a result of such regulatory requirement.

                                                                 Sandler O'Neill

V.   Subscription Services

     1.   Produce list of depositors by state (Blue Sky report).
     2.   Production of subscription rights and research books.
     3.   Stock order form processing.
     4.   Acknowledgment letter to confirm receipt of stock order.
     5.   Daily reports and analysis.
     6. Proration calculation and share allocation in the event of an oversubscription.
     7.   Produce charter shareholder list.
     8.   Interface with Transfer Agent for Stock Certificate issuance.
     9.   Refund and interest calculations.
     10.  Confirmation letter to confirm purchase of stock.
     11.  Notification of full/partial rejection of orders.
     12.  Production of 1099/Debit tape.

                                      A-2